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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


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                           FORM 8-A/A

                         AMENDMENT NO. 1

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                Pursuant to Section 12(b) or (g)
             of the Securities Exchange Act of 1934

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                       EOG RESOURCES, INC.
     (Exact Name of Registrant as Specified in its Charter)

           Delaware                         47-0684736
 (State or Other Jurisdiction             (IRS Employer
      of Incorporation or             Identification Number)
         Organization)

        333 Clay Street
          Suite 4200                        77002-4103
        Houston, Texas
(Address of Principal Executive             (Zip Code)
           Offices)



If this form relates to the          If this form relates to the
registration of a class of           registration of a class of
securities pursuant to Section       securities pursuant to Section
12(b) of the Exchange Act and        12(g) of the Exchange Act and
is effective pursuant to             is effective pursuant to
General Instruction A.(c),           General Instruction A.(d),
please check the following box. [X]  please check the following box. [ ]

Securities Act registration statement file number to which this form relates: _______________
              (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:


 Title of Each Class to be so     Name of Each Exchange on Which
          Registered              Each Class is to be Registered
-------------------------------  ---------------------------------
Preferred Share Purchase Rights      New York Stock Exchange



Securities to be registered pursuant to Section 12(g) of the Act:

                              None
                      (Title of Each Class)



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     The undersigned registrant hereby amends its registration
statement on Form 8-A filed with the Securities and Exchange
Commission on February 18, 2000, as follows:

     Item 1. Amended and Restated Description of Securities to be Registered.

     On December 13, 2001, EOG Resources, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent") entered into an amendment (the "Amendment") to the Rights Agreement, dated as of February 14, 2000, between the Company and the Rights Agent (the "Rights Agreement").

     The Amendment amends Section 1(a) of the Rights Agreement to reduce the beneficial ownership threshold at which a person becomes an "Acquiring Person" under the Rights Agreement from 15% of the outstanding shares of the Company's common stock, par value $.01 per share (the "Company Common Stock"), to 10% of the outstanding shares of the Company Common Stock, except as otherwise provided therein, and amends the definition of "Distribution Date" in Section 3(a) of the Rights Agreement to include the commencement of, or the public announcement of an intention to commence, a tender or exchange offer which, if consummated, would result in the beneficial ownership of 10% or more of the outstanding shares of the Company Common Stock, rather than 15%, as provided in the original Rights Agreement.

     The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment which are incorporated herein by reference.

     Item 2.  Exhibits.

     1 Rights Agreement, dated as of February 14, 2000, between EOG Resources, Inc. and First Chicago Trust Company of New York, as rights agent (incorporated herein by reference to Exhibit 1 to the Company's report on Form 8-K filed February 18, 2000).

     2    Amendment, dated as of December 13, 2001, to the Rights
          Agreement, dated as of February 14, 2000, between EOG Resources, Inc. and First Chicago Trust Company of New York, as rights agent.












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                            SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 EOG RESOURCES, INC.



Dated:  December 14, 2001       By:       /s/ DAVID R. LOONEY
                                   -----------------------------------
                                   Name:  David R. Looney
                                   Title: Vice President, Finance




















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                          EXHIBIT INDEX

1    Rights Agreement, dated as of February 14, 2000, between EOG
     Resources, Inc. and First Chicago Trust Company of New York
     (incorporated herein by reference to Exhibit 1 to the Company's report on Form 8-K filed February 18, 2000).

2    Amendment, dated as of December 13, 2001, to the Rights
     Agreement, dated as of February 14, 2000, between EOG Resources, Inc. and First Chicago Trust Company of New York, as rights agent.